February 26, 2016

VIA First Class Mail:
American Housing Income Trust, Inc.

Board of Directors

c/o American Realty Partners, LLC

34225 N. 27th Drive

Building 5, Suite 238

Phoenix, Arizona 85085

Re: Registration Statement on Form S-11 (333-150548)

Dear Board of Directors:

We have acted as counsel to American Housing Income Trust, Inc., a Maryland corporation (the “Company”), and its related subsidiaries, American Realty Partners, LLC, an Arizona limited liability company, ARP Borrower I, LLC, a Delaware limited liability company, ARP Borrower II, LLC, a Delaware limited liability company, and AHIT Valfre, LLP, a Maryland limited liability partnership, in connection with the filing of the Company’s Registration Statement on Form S-11/A (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 10,565,340 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), for issuance and sale by the Company. Following the effectiveness of the Registration Statement, the Company intends to commence the offering of the Shares through its directors and officers relying on the safe harbor from broker-dealer registration. We are furnishing this opinion letter pursuant Item 36(b) of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of United States federal income tax considerations contained under the heading “Federal Income Tax Considerations” in the Registration Statement.

In the preparation of this opinion, we have relied solely on (i) various facts and factual assumptions as set forth in the Registration Statement; and (ii) certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the “Management Certificate”). For purposes hereof, items (i) and (ii) are referred to collectively herein as the “Opinion Materials.” In addition to reviewing the Opinion Materials, in connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents: (a) the Registration Statement, (b) the Articles of Incorporation of the Company dated May 4, 2015, and as amended on June 25, 2015, (c) the Bylaws of the Company dated May 28, 2015, and as amended on June 24, 2015, (d) the Limited Partnership Agreement and Master UPREIT Agreement regarding AHIT Valfre, LLP dated August 1, 2015; and (e) such other documents deemed by us to be relevant to this opinion letter as may have been presented to us by the Company from time to time.

We have assumed, with your consent, that the representations set forth in the Management Certificate are true, accurate, and complete as of the date hereof. While we are not aware of any facts inconsistent with the representations set forth in the Management Certificate, we have not made an independent investigation or audit of the facts set forth in any of the Opinion Materials. In addition, we have examined no documents other than the Opinion Materials for purposes of this opinion and, therefore, our opinion is limited to matters determined through such an examination.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. Based solely on our review of the Opinion Materials, we are of the opinion that:

(i)	Based on the Company’s present and proposed method of operation (as described in the Registration Statement and the Management Certificate), the Company is in a position to qualify for taxation as a REIT under the Code for its taxable year that will end December 31, 2016 subject to adjustments in shareholdings by certain beneficial owners, as set forth in the Registration Statement.
(ii)	Although not currently qualifying as a REIT, the Company’s business is primarily that of acquiring and holding for investment real estate or interests in real estate.
(iii)	The statements in the Registration Statement under the caption “Qualifications and Risks In Operating A REIT and Federal Tax Considerations” to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

The Company’s qualification as a REIT depends on the Company’s satisfaction of the requirements under the Code and described in the Registration Statement under the heading “Qualifications and Risks In Operating A REIT and Federal Tax Considerations” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership. The authors hereof, and Paesano Akkashian Apkarian, P.C., will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act, pursuant to Item 601(b)(8) of Regulation S-X, 17, and the reference to those matters contained under the heading “Legal Matters” in the Prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder. No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

Very truly yours,

/s/ PAESANO AKKASHIAN APKARIAN, PC

-3-